EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 27, 2021 (except as to Notes 15, 27 and 41, as to which the date is July 7, 2021), in Amendment No. 1 to the Registration Statement (Form F-1 No. 333-257204) and related Prospectus of Stevanato Group S.p.A. for the registration of its ordinary shares.

/s/ EY S.p.A.

Treviso, Italy

July 7, 2021